Exhibit 5

SECURED PROMISSORY NOTE

$2,181,917.81	September 9, 2004

     FOR VALUE RECEIVED, the undersigned, DataKey, Inc., a Minnesota corporation (the “Company”) promises to pay to the order of SafeNet, Inc., a Delaware corporation (“SafeNet”), or its successors and assigns (SafeNet and any such successor or assign, the “Holder”), at 4960 Millennium Drive, Belcamp, Maryland 21017, or at such other place as the Holder may from time to time designate in writing, the principal sum of Two Million One Hundred Eighty-One Thousand Nine Hundred Seventeen Dollars and Eighty-One Cents ($2,181,917.81), or so much thereof as may be outstanding from time to time, together with interest thereon as set forth herein (this “Note”). This Note is being issued by the Company pursuant to that certain Secured Loan Agreement dated the date hereof by and between the Company and SafeNet (the “Loan Agreement”).

     1. Maturity. Except as set forth in Sections 5 or 7 hereof, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on September 9, 2005.

     2. Interest. This Note shall bear interest on the outstanding principal amount at a rate of ten percent (10%) per annum from the date hereof until this Note is paid in full.

     3. Prepayment. The Company shall not be permitted to prepay this Note at any time in whole or in part, prior to December 31, 2004 (the “Prepayment Date”) without the prior written consent of the Holder. At any time after the Prepayment Date, the Company may prepay the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon.

     4. Security. This Note and the Company’s obligations hereunder are secured by all the assets of the Company pursuant to the terms of that certain Security Agreement dated the date hereof by and between the Company and SafeNet (the “Security Agreement”) and that certain Grant of Security Interest in Intellectual Property dated the date hereof by and between the Company and SafeNet (the “IP Security Agreement” and collectively with the Loan Agreement and the Security Agreement, the “Note Documents”).

     5. Payment Upon a Termination of the Merger Agreement or Acquisition Transaction. The Company, SafeNet and Snowflake Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of SafeNet (“Merger Sub”), intend to enter into that certain Agreement and Plan of Merger on or immediately after the date hereof (the “Merger Agreement”). If (a) prior to the termination of the Merger Agreement a bona fide Company Takeover Proposal (as such term is defined in the Merger Agreement) shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal and thereafter the Merger Agreement is terminated in accordance with Section 7.1(d)(2) thereof, or (b) the Company enters into an “Acquisition Transaction” (as defined below) prior to the payment or other satisfaction in full by the Company of this Note, then within three (3) days of such termination or consummation of such Acquisition Transaction, the Company shall pay the Holder hereof, in complete satisfaction of this Note, an amount equal to the then outstanding principal balance of this Note and the accrued and unpaid interest on the then outstanding principal balance plus a premium payment of Five Hundred Thousand Dollars ($500,000). The term “Acquisition Transaction” shall mean the occurrence of any one of the following: (i) the Company has entered into an agreement which provides for the any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation or a merger or consolidation in which SafeNet or Merger Sub or any of their affiliates is a party; (ii) the Company has entered into an agreement which provides for any sale, lease, exclusive license, transfer or conveyance to another entity or person (other than SafeNet or Merger Sub or any of their affiliates) of all or substantially all of the assets of the Company or a liquidation of the Company; (iii) the Company has entered into an agreement which provides for any statutory exchange of securities with another entity (other than SafeNet or Merger Sub or any of their affiliates or except where the Company is the acquiring entity); and (iv) the acquisition of ownership by any person or group of more than 50% of the Company’s voting stock (whether or not approved by the Company’s Board of Directors) after the date hereof (whether or not such acquisition is from the Company or existing shareholders).

     6. Events of Default. The occurrence of any of the events set forth below at any time shall constitute an “Event of Default”:

          (a) The Company shall fail to pay any principal or interest provided for under this Note when due (in all cases, whether at maturity, by reason of acceleration or otherwise);

          (b) any representation, statement or warranty made or deemed made by the Company in any (i) Note Document, (ii) in any other certificate, document, report or opinion delivered in conjunction with any Note Document to which it is a party, or (iii) in the Merger Agreement, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

          (c) the Company shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Note Document or the Merger Agreement and such violation, breach, default, event of default or failure shall not be cured within the applicable period, if any, set forth in the applicable Note Document or the Merger Agreement;

          (d) (i) any of the Note Documents ceases to be in full force and effect, or (ii) any lien created thereunder ceases to constitute a valid perfected (if and to the extent such security interest may be perfected under applicable law) lien on the “Collateral” (as such term is defined in the Security Agreement) or the “Intellectual Property Collateral” (as such term is defined in the IP Security Agreement) in accordance with the terms thereof, or the Holder ceases to have a valid perfected (if and to the extent such security interest may be perfected under applicable law) security interest in any of the Collateral or the Intellectual Property Collateral pursuant to the Note Documents;

          (e) one or more judgments or decrees is rendered against the Company in an amount in excess of $25,000 individually or $50,000 in the aggregate (excluding judgments to the extent fully covered on an undisputed and non-reserved basis by insurance of such person), which is/are not satisfied, stayed, fully bonded, vacated or discharged of record within twenty (20) days of being rendered;

          (f) the Company fails to cure default in the payment of any indebtedness for borrowed money in excess of $25,000 owing to any person or entity within the cure period, if any, applicable to such default or the default shall not have been waived in writing;

          (g) the Company shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any material part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any bankruptcy or insolvency law or any other applicable law or statute;

          (h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or any decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or the whole or any substantial part of any such person’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against the Company seeking reorganization, liquidation or similar relief under the any bankruptcy or insolvency law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under any applicable law or statute, assume custody or control of the Company or of the whole or material part of any such person’s properties, which is not irrevocably relinquished within sixty (60) calendar days; or (ii) there is commenced against the Company any proceeding or petition seeking reorganization, liquidation or similar relief under any bankruptcy or insolvency law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which the Company takes any action to indicate its approval of or consent or (iii) an order for relief is entered in any involuntary case under clause (ii) above; or

          (i) SafeNet or Merger Sub terminates the Merger Agreement in accordance with Section 7.1(d)(1) thereof.

     7. Consequences of an Event of Default.

          (a) If an Event of Default of the type described in Section 6(g) or Section 6(h) has occurred, the entire outstanding principal amount of this Note, plus all accrued and unpaid interest thereon, will automatically become immediately due and payable, without any demand or other action on the part of the Holder.

          (b) If any Event of Default (other than of the type described in Section 6(g) or Section 6(h)) has occurred, the Holder may, in its sole discretion and without further notice or demand, then or at any time thereafter declare all or any portion of the outstanding principal amount of this Note, plus all accrued and unpaid interest thereon, immediately due and payable.

          (b) In addition, upon the occurrence of an Event of Default, the Holder will have such other rights as are available to the Holder under any of the Note Documents and any other rights, remedies and options which the Holder may have at law or in equity to enforce its rights and claims. All rights and remedies of the Holder shall be cumulative and not alternative.

     8. Expenses of Collection. Upon an Event of Default, this Note may be referred to an attorney for collection. If this Note is referred to an attorney for collection, the Company shall pay all of the Holder’s costs, fees and expenses resulting from such referral, including reasonable attorneys’ fees, even though judgment has not been confessed or suit has not been filed.

     9. Waiver of Defenses. In the event the Holder of this Note transfers this Note to an unrelated third party for value, the Company agrees that all subsequent Holders of this Note shall not be subject to any claims or defenses which the Company may have against a prior Holder, all of which are waived as to the subsequent Holder, and that all subsequent Holders shall have all of the rights of a holder in due course with respect to the Company even though the subsequent Holder may not qualify, under applicable law, absent this paragraph, as a holder in due course.

     10. Waiver of Protest. The Company, and all parties to this Note, whether maker, endorser or guarantor, waive presentment, notice of dishonor and protest.

     11. Extensions of Maturity. All parties to this Note, whether maker, endorser or guarantor, agree that if the maturity of this Note, or any payment due hereunder, is extended at any time or from time to time by the Holder, in its sole discretion, it shall not release, discharge or affect the liability of such party.

     12. Commercial Loan. The Company warrants that this Note is the result of a commercial loan transaction within the meaning of Section 12-101(c) and 12-103(e), Commercial Law Article, Annotated Code of Maryland.

     13. Choice of Law and Consent to Venue and Jurisdiction. This Note shall be governed, construed and enforced in accordance with the laws of the State of Maryland, without regard to conflict of laws provisions. The Company consents to the jurisdiction and venue of the courts of the State of Maryland and to the jurisdiction and venue of the United States District Court for the District of Maryland.

     14. Notices. Any notice or demand required or permitted by this Note (but without implying any obligation to give any notice or demand) shall be made in accordance with the provisions of Section 8.5 of the Loan Agreement.

     15. Invalidity of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

     16. Assignability. This Note may be assigned by the Holder at any time and from time to time.

     18. No Waiver. The failure of the Holder to exercise the option for acceleration following any Event of Default or to exercise any other rights, powers or privileges granted to the Holder hereunder or under any of the Note Documents in any one or more instances or the acceptance by the Holder of partial payments hereunder, shall not constitute a waiver of any such Event of Default, but such rights shall remain continuously in force. Acceleration of maturity, once claimed hereunder by the Holder, may at the option of the Holder, be rescinded by written acknowledgement to that effect by the Holder, but the tender and acceptance of partial payments alone shall not in anyway affect or rescind such acceleration of maturity. No single or partial exercise of any right, power or privilege hereunder by the Holder shall preclude any other further exercise thereof the exercise of any other right, power or privilege.

     19. Binding Nature. This Note shall inure to the benefit of and be enforceable by the Holder and shall be binding and enforceable against the Company and the Company’s successors and assigns.

     20. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE COMPANY AND THE HOLDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS NOTE, OR (B) ANY OTHER NOTE DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THE COMPANY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE EXECUTION OF THIS NOTE AND IN MAKING THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

     IN WITNESS WHEREOF, this Secured Promissory Note has been executed by the Company under seal as of the day and year first above written.

WITNESS:	DATAKEY, INC.

By: (SEAL)

Name:
Title: